Simpson Manufacturing Co., Inc. Announces Third Quarter Results

PLEASANTON, Calif., Oct. 28 /PRNewswire-FirstCall/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the "Company") today announced its third quarter 2010 earnings. The Company's continuing operations consist primarily of the operations of Simpson Strong-Tie Company Inc. ("Simpson Strong-Tie"). On August 31, 2010, the Company completed the sale, subject to post-closing adjustments, of substantially all the assets of Simpson Dura-Vent Company, Inc. to M&G Holding B.V. and M&G Dura-Vent, Inc. The Company's results of operations reflect the reclassification of its venting operation to discontinued operations for each of the periods presented.

For the third quarter of 2010, net sales from continuing operations decreased 2.4% to $146.4 million compared to net sales from continuing operations of $150.1 million for the third quarter of 2009. The Company had income from continuing operations, net of tax, of $18.4 million for the third quarter of 2010 compared to income from continuing operations, net of tax, of $12.2 million for the third quarter of 2009. Diluted income from continuing operations, net of tax, per common share was $0.37 for the third quarter of 2010 compared to diluted income from continuing operations, net of tax, of $0.25 per common share for the third quarter of 2009. In the first nine months of 2010, net sales from continuing operations increased 5.9% to $435.9 million as compared to net sales from continuing operations of $411.4 million in the first nine months of 2009. The Company had income from continuing operations, net of tax, of $49.3 million for the first nine months of 2010 compared to income from continuing operations, net of tax, of $16.9 million for the first nine months of 2009. Diluted income from continuing operations, net of tax, per common share was $0.99 for the first nine months of 2010 compared to diluted income from continuing operations, net of tax, of $0.34 per common share for the first nine months of 2009. The Company had a loss from discontinued operations, net of tax, of $16.2 million for the first nine months of 2010, primarily as a result of a pre-tax impairment charge of $21.4 million recorded in discontinued operations.

In the third quarter of 2010, sales were mixed throughout North America and increased in Europe. Sales decreased in the United States with above average decreases in the western and southeastern regions and California as compared to the third quarter of 2009, partly offset by growth in the midwestern and northeastern regions. Sales in Canada increased as compared to the third quarter of 2009. Sales in Asia, although relatively small, increased as the Company has recently expanded its presence in the region. Sales to contractor distributors, dealer distributors and home centers decreased, while sales to lumber dealers increased over the same period. Sales decreased across most of the Company's major product lines, although sales of anchor products increased.

Income from operations increased 45.0% from $20.2 million in the third quarter of 2009 to $29.3 million in the third quarter of 2010. Gross margins increased from 38.2% in the third quarter of 2009 to 44.9% in the third quarter of 2010. The increase in gross margins was primarily due to lower manufacturing costs, including lower costs of material, labor and overhead. Steel prices have decreased from their levels in early 2010, as demand has not returned to the steel markets and import competition has increased. The Company expects steel prices may begin to increase in late 2010 or in 2011. The Company's inventories decreased 8.0% from $163.8 million at December 31, 2009, to $150.7 million at September 30, 2010, primarily due to the sale of Simpson Dura-Vent's inventory, partly offset by purchases of raw materials.

Research and development and engineering expense increased 23.4% from $4.6 million in the third quarter of 2009 to $5.7 million in the third quarter of 2010, primarily due to increased cash profit sharing of $0.7 million and personnel costs of $0.5 million. Selling expense increased 12.3% from $14.2 million in the third quarter of 2009 to $15.9 million in the third quarter of 2010, primarily as a result of increases in cash profit sharing and commissions of $0.9 million, personnel costs of $0.6 million and professional services of $0.4 million, partly offset by various other items. General and administrative expense increased 10.0% from $18.2 million in the third quarter of 2009 to $20.0 million in the third quarter of 2010. The increase resulted primarily from increases in cash profit sharing of $1.4 million, professional fees of $0.6 million and bad debt expense of $0.6 million, partly offset by decreases in intangible asset amortization expense of $0.4 million and various other items. In the third quarter of 2010, the Company recorded gains on sale of assets of $5.2 million as compared to losses on sale of assets of $0.2 million in the third quarter of 2009, primarily due to the sale of its Brea, California, real estate. The effective tax rate from continuing operations was 37.0% in the third quarter of 2010, as compared to 39.6% in the third quarter of 2009. The decrease in the effective tax rate as compared to the prior year is primarily due to improved operations in countries where valuation allowances are recorded against tax losses.

In the first nine months of 2010, sales increased throughout most of North America and Europe. The growth in the United States was strongest in the midwestern and northeastern regions, while sales in California and the western region declined slightly as compared to the first nine months of 2009. Sales in Canada increased significantly. Sales in Asia, although relatively small, have increased as the Company has recently expanded its presence in the region. Sales to dealer distributors and lumber dealers increased, while sales to contractor distributors and home centers decreased over the same period. Sales increased across most of the Company's major product lines.

Income from operations increased over 140% from $32.5 million in the first nine months of 2009 to $80.3 million in the first nine months of 2010. Gross margins increased from 35.8% in the first nine months of 2009 to 45.1% in the first nine months of 2010. The increase in gross margins was primarily due to lower manufacturing costs, including lower costs of material, labor and overhead, and increased absorption of fixed overhead, as a result of higher production volumes.

Research and development and engineering expense increased 15.4% from $14.0 million in the first nine months of 2009 to $16.2 million in the first nine months of 2010, primarily due to increases in cash profit sharing of $1.3 million and personnel costs of $1.1 million, partly offset by various other items. Selling expense increased 7.1% from $44.3 million in the first nine months of 2009 to $47.4 million in the first nine months of 2010, primarily as a result of increases in cash profit sharing and commissions of $2.8 million and professional services of $0.5 million, partly offset by various other items. General and administrative expense increased 2.0% from $56.3 million in the first nine months of 2009 to $57.5 million in the first nine months of 2010. The increase was primarily the result of increases in cash profit sharing of $5.1 million and computer and information technology costs of $1.2 million, partly offset by decreases in bad debt expense of $1.3 million, administrative personnel costs of $1.2 million, intangible asset amortization expense of $1.1 million and various other items. The effective tax rate from continuing operations was 38.4% in the first nine months of 2010, as compared to 47.9% in the first nine months of 2009. The decrease in the effective tax rate as compared to the prior year is primarily due to improved operations in countries where valuation allowances are recorded against tax losses.

At its meeting on October 28, 2010, the Company's Board of Directors declared a cash dividend of $0.10 per share. The record date for the dividend will be January 6, 2011, and it will be paid on January 27, 2011.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, October 29, 2010, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and nine months ended September 30, 2010 and 2009 (unaudited), are as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in thousands, except per share data)	2010	2009	2010	2009
Net sales	$146,447	$150,085	$435,881	$411,426
Cost of sales	80,750	92,724	239,370	264,059
Gross profit	65,697	57,361	196,511	147,367

Research and development and engineering expenses	5,715	4,632	16,156	14,004
Selling expenses	15,946	14,200	47,429	44,302
General and administrative expenses	20,001	18,188	57,457	56,315
Loss (gain) on sale of assets	(5,217)	164	(4,813)	233

Income from operations	29,252	20,177	80,282	32,513

Loss in equity method investment, before tax	(153)	–	(429)	(214)
Interest income, net	110	39	148	108
Income from continuing operations before taxes	29,209	20,216	80,001	32,407

Provision for income taxes from continuing operations	10,801	8,012	30,704	15,512
Income from continuing operations, net of tax	18,408	12,204	49,297	16,895

Discontinued operations:
Income (loss) from discontinued operations	(1,196)	800	(23,419)	(2,970)
Benefit from (provision for) income taxes from
discontinued operations	(30)	(246)	7,207	1,107
Income (loss) from discontinued operations,
net of tax	(1,226)	554	(16,212)	(1,863)

Net income	$17,182	$12,758	$33,085	$15,032

Earnings (loss) per common share:

Basic
Continuing operations	$0.37	$0.25	$1.00	$0.34
Discontinued operations	(0.02)	0.01	(0.33)	(0.04)
Net income	0.35	0.26	0.67	0.31

Diluted
Continuing operations	$0.37	$0.25	$0.99	$0.34
Discontinued operations	(0.02)	0.01	(0.33)	(0.04)
Net income	0.35	0.26	0.67	0.31

Weighted average shares outstanding:
Basic	49,427	49,195	49,411	49,066
Diluted	49,527	49,355	49,548	49,185

Cash dividend declared per common share	$0.10	$0.10	$0.30	$0.30

Other data:
Continuing operations
Depreciation and amortization	$5,246	$6,443	$16,036	$18,902
Pre-tax stock compensation expense	500	504	1,255	1,509
Discontinued operations
Pre-tax Impairments of assets	–	–	21,350	–

The Company's financial position (unaudited) as of September 30, 2010 and 2009, and December 31, 2009, is as follows:

	September 30,		December 31,
(Amounts in thousands)	2010	2009	2009
Cash and short-term investments	$291,846	$220,139	$250,381
Trade accounts receivable, net	93,635	108,005	77,317
Inventories	150,713	178,237	163,754
Assets held for sale	7,887	7,887	7,887
Other current assets	26,760	24,787	30,736
Total current assets	570,841	539,055	530,075

Property, plant and equipment, net	176,464	191,326	187,814
Goodwill	75,585	81,289	81,626
Other noncurrent assets	38,944	45,499	44,290
Total assets	$861,834	$857,169	$843,805

Trade accounts payable	$23,663	$29,638	$28,462
Line of credit	–	29	–
Other current liabilities	50,339	48,175	43,006
Total current liabilities	74,002	77,842	71,468

Other long-term liabilities	8,705	9,019	8,553
Stockholders' equity	779,127	770,308	763,784
Total liabilities and stockholders' equity	$861,834	$857,169	$843,805

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.

CONTACT:  Barclay Simpson of Simpson Manufacturing Co., Inc., +1-925-560-9032